Exhibit 10.2

INTERCOMPANY POWER ACCESS AND COST-SHARING AGREEMENT

This Intercompany Power Access and Cost-Sharing Agreement (this “Agreement”) is entered into as of September 8, 2026 (the “Effective Date”), by and between Paradox Infrastructure LLC, a Florida limited liability company (“Infrastructure”), and Paradox Data LLC, a Florida limited liability company (“Data”). Infrastructure and Data are each a “Party” and collectively the “Parties.”

RECITALS

A. Infrastructure holds an Agreement for Electric Service dated December 8, 2023 (the “AES”), with Entergy Arkansas, LLC (“Entergy”), providing up to 8,000 kVA at approximately 13,800Y/7,960 volts at 713 Industrial Road, El Dorado, Arkansas 71730 (the “Premises”), under Rate Schedule LPHLDS VAR 4.

B. The AES renews annually each June. Infrastructure renewed the AES in June 2026 (the “Current Term”), which runs through approximately June 2027 (the “Current Term Expiration”).

C. Infrastructure currently operates a bitcoin mining facility at the Premises as the rate-payer of record under the AES.

D. Data is developing an artificial intelligence data center at the Premises (the “Data Center”). Upon completion, Data requires exclusive access to the full 8,000 kVA Capacity to operate the Data Center.

E. Infrastructure is willing to maintain the AES through the Current Term to ensure Data has access to the Capacity if the Data Center is ready before the Current Term Expiration. Infrastructure does not intend to hold the AES beyond the Current Term, and the Parties desire to complete a formal assignment of the AES to Data, or otherwise transition the Entergy service relationship to Data directly, no later than the Current Term Expiration.

F. The Parties are under common management as of the Effective Date and wish to govern the transition of power access on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

1. Definitions

“AES” means the Agreement for Electric Service between Infrastructure and Entergy dated December 8, 2023, together with the Large Power High Load Density Service Agreement for Interruptible Service and the Extension of Service Agreement, each dated December 8, 2023, and all associated rate schedules, as each may be amended.

“Assignment” means the formal written assignment of the AES from Infrastructure to Data, consented to in writing by Entergy pursuant to Section 11.

“Assignment Date” means the effective date of a completed Assignment pursuant to Section 11.2.

“Capacity” means all electric service capacity made available under the AES, up to 8,000 kVA.

“Changeover Date” means the date on which Data assumes exclusive operational control of the Capacity pursuant to Section 4.

“Changeover Notice” has the meaning set forth in Section 4.1.

“Current Term” has the meaning set forth in Recital B.

“Current Term Expiration” has the meaning set forth in Recital B, being approximately June 2027, as determined by the AES renewal schedule.

“Data Center Ready Date” means the date on which the Data Center is sufficiently complete and commissioned to receive and utilize the Capacity for its intended AI computing operations.

“Entergy Charges” means all charges, fees, deposits, assessments, and other amounts billed by Entergy to Infrastructure under the AES in any billing period, including energy charges, demand charges, customer charges, fuel adjustment charges, and any MISO-related charges.

“Holdover Period” has the meaning set forth in Section 11.3(a).

“Interim Mining Period” has the meaning set forth in Section 11.2(b), being the period from the Assignment Date until the Changeover Date, during which Infrastructure continues mining operations with Data’s presumed consent.

“Lease” means the Triple Net Lease and Relocation Agreement by and among Data, Infrastructure, and Z Squared Inc. with respect to the Premises, as the same may be amended.

“Mining Period” means the period from the Effective Date until the Changeover Date, inclusive of any Interim Mining Period.

“Post-Changeover Period” means the period from the Changeover Date onward.

2. Grant of Power Access Rights

2.1 Grant. Infrastructure hereby grants to Data an irrevocable, exclusive right to access and utilize the full Capacity under the AES during the Post-Changeover Period (the “Power Access Rights”). During the Mining Period, Infrastructure retains operational control of the Capacity.

2.2 Irrevocability. The Power Access Rights are irrevocable through the Current Term Expiration and may not be revoked, suspended, or encumbered by Infrastructure without Data’s prior written consent. Infrastructure shall not take any action that would terminate, modify, or impair the AES or the Capacity available thereunder without Data’s prior written consent. Any purported revocation, suspension, or encumbrance in violation of this Section 2.2 shall be void and of no force or effect.

2.3 Nature of Rights. This Agreement does not constitute a resale or retail sale of electricity. Infrastructure remains the rate-payer of record under the AES. Data’s rights hereunder are access and cost-sharing rights as between affiliated entities. The Parties acknowledge that the arrangements set forth in this Agreement are between affiliated entities under common management and do not constitute the resale, redistribution, or furnishing of electricity by Infrastructure to Data or any third party within the meaning of Ark. Code Ann. § 23-1-101.

2.4 Survival of Ownership Changes in Data. The Power Access Rights granted to Data shall survive any change in the ownership, membership, or control of Data, including the sale of a controlling interest in Data to any third party. A change in Data’s ownership shall not affect the validity, enforceability, or term of this Agreement; provided, however, that upon any change in ownership or control of Data that results in the Parties no longer being under common management, the Parties shall cooperate in good faith to restructure this Agreement, if and to the extent necessary, to ensure continued compliance with applicable law, including without limitation the requirements of Ark. Code Ann. § 23-1-101 and any applicable rules of the Arkansas Public Service Commission.

3. Mining Period Operations

3.1 Infrastructure Operations. During the Mining Period, Infrastructure shall continue to operate its bitcoin mining facility at the Premises using the Capacity, subject to the terms of the AES.

3.2 Maintenance of AES. During the Mining Period, Infrastructure shall: (a) maintain the AES in good standing; (b) pay all Entergy Charges when due; (c) comply with all material obligations under the AES; and (d) promptly notify Data of any default, threatened termination, or material modification proposed by Entergy.

3.3 No Competing Commitments. Infrastructure shall not enter into any agreement, commitment, arrangement, or course of dealing that would restrict, encumber, delay, or materially interfere with Data’s assumption of exclusive operational control of the Capacity on the Changeover Date or the Assignment.

4. Transition of Operational Control

4.1 Changeover Notice. When Data determines that the Data Center Ready Date is imminent, Data shall deliver written notice to Infrastructure specifying the proposed Changeover Date (the “Changeover Notice”). The Changeover Notice must be delivered no fewer than sixty (60) calendar days prior to the proposed Changeover Date. The Changeover Notice requirement and the 60-day period apply regardless of whether the Assignment has already occurred. Data shall use commercially reasonable efforts to cause the proposed Changeover Date to be the first day of the month.

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Notwithstanding the foregoing sixty (60)-day requirement, if the Data Center (or the portion thereof requiring the Capacity) is located in a separate building, modular facility, or other structure at the Premises such that Infrastructure’s continued mining operations in the Existing Building do not draw upon the Capacity allocated to Data’s operations, Data may deliver a Changeover Notice specifying a shorter period (but not less than thirty (30) calendar days); provided, however, that the determination of whether the separate-building exception described in this paragraph applies shall be made by mutual written agreement of the Parties (such agreement not to be unreasonably withheld, conditioned, or delayed by either Party), and in the absence of such agreement, the standard sixty (60)-day Changeover Notice period shall apply. In such case, Infrastructure’s shutdown obligations under Section 4.2 shall apply only to mining equipment and operations that draw upon the Capacity allocated to Data.

4.2 Infrastructure Shutdown Obligations. Upon receipt of a valid Changeover Notice, Infrastructure shall:

(a) begin an orderly wind-down of all bitcoin mining operations at the Premises;

(b) complete the physical shutdown and de-energization of all mining equipment no later than 11:59 p.m. on the day immediately preceding the Changeover Date;

(c) vacate or secure all mining equipment to ensure it does not interfere with Data’s energization of the Data Center; and

(d) coordinate in good faith with Data and, where applicable, Entergy to facilitate a smooth transfer of operational control of the service point.

4.3 Data Energization. On the Changeover Date, Data shall assume exclusive operational control of the full 8,000 kVA Capacity. Infrastructure shall have no further right to draw on or utilize the Capacity after the Changeover Date, except as expressly agreed in writing by Data.

4.4 Entergy Coordination. The Parties shall cooperate to provide any notices or information to Entergy reasonably required in connection with the transition. Where the Assignment has not yet occurred, Infrastructure shall not notify Entergy of any service termination or reduction without Data’s prior written consent.

4.5 Changeover Confirmation. Within five (5) business days following the Changeover Date, the Parties shall execute a written acknowledgment confirming the Changeover Date and the commencement of the Post-Changeover Period.

4.6 No Infrastructure Responsibility for Capacity Reduction After Changeover. During any period on or after the Changeover Date in which the Assignment has not been completed and Infrastructure remains the rate-payer of record under the AES, Data shall have sole responsibility for the level of electrical load drawn from the Capacity at the Premises. Any reduction, loss, forfeiture, or downgrade of the Capacity, of the contracted demand under the AES, or of any portion of either, and any minimum, ratchet, reduced-demand, or similar charge, in each case resulting in whole or in part from the failure of Data or any of its affiliates, customers, licensees, or invitees to draw or utilize the Capacity, shall not constitute a breach of this Agreement or of the AES by Infrastructure, shall not constitute an Event of Default under Section 9.1, and shall not give rise to any liability of Infrastructure to Data. Data shall indemnify, defend, and hold harmless Infrastructure from and against any and all claims, costs, liabilities, expenses, and damages arising out of or resulting from any such reduction, loss, forfeiture, downgrade, or charge. Data’s indemnity under this Section 4.6 shall be limited to actual Entergy charges, ratchets, reduced-demand charges, and similar amounts resulting from such reduction, loss, forfeiture, or downgrade.

4.7 Interruptible Service; Curtailment.

(a) The Parties acknowledge that service under the AES is interruptible and is subject to the Large Power High Load Density Service Agreement for Interruptible Service, under which the customer of record may be required to reduce load to its Firm Contract Demand upon notice from Entergy and may be registered as a Load Modifying Resource with the Midcontinent Independent System Operator, Inc. (“MISO”).

(b) From and after the Changeover Date, Data shall: (i) designate and maintain a curtailment contact available twenty-four (24) hours per day, seven (7) days per week, and provide such contact information to Infrastructure and, where applicable, to Entergy; (ii) reduce electrical load at the Premises to the Firm Contract Demand within the notice period specified in the AES upon any curtailment notice from Entergy or MISO; and (iii) participate in and satisfy any curtailment test or demonstration that Entergy is entitled to require under the AES.

(c) Data shall indemnify, defend, and hold harmless Infrastructure from and against any actual Entergy, MISO, or FERC charges, penalties, and credit-support draws arising out of Data’s failure to reduce load as required by subsection (b) while Data controls the electrical load at the Premises. This indemnity shall not apply to the extent arising from Infrastructure’s negligence, willful misconduct, or material breach.

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(d) On or before the Changeover Date, Data shall post, or cause to be posted, in its own name any surety bond, letter of credit, or other credit support required in connection with interruptible service under the AES, and shall use commercially reasonable best efforts to cause any such instrument posted by Infrastructure to be released.

(e) If two (2) or more failures to reduce load as set forth in and required by subsection (b) occur during any rolling twelve (12)-month period at any time Data controls the electrical load at the Premises, Infrastructure may terminate this Agreement upon thirty (30) days’ prior written notice to Data. Termination pursuant to this Section 4.7(e) shall not constitute a default or breach by Infrastructure and shall constitute a Trigger Event under the Lease.

5. Cost Pass-Through and Billing

5.1 Mining Period — Infrastructure Pays Entergy Directly. During the Mining Period, where the Assignment has not yet occurred, Infrastructure bears all Entergy Charges from its own operations and shall have no right to charge Data for any portion thereof.

5.2 Interim Mining Period — Infrastructure Pays Data; Data Pays Entergy. During any Interim Mining Period (i.e., after the Assignment Date but before the Changeover Date), the billing flow shall reverse: Infrastructure shall pay Data one hundred percent (100%) of all Entergy Charges attributable to Infrastructure’s own metered consumption during that period within thirty (30) calendar days of receipt of Data’s invoice, and Data shall be responsible for paying Entergy directly as the account holder of record. Infrastructure shall have no liability for, and no invoice delivered under this Section 5.2 shall include, any Entergy Charges attributable to Data’s construction, testing, commissioning, or operation of the Data Center. Infrastructure shall not be marked up or surcharged; pass-through shall be at net cost only.

5.3 Post-Changeover Period. During the Post-Changeover Period, if the Assignment has not yet occurred, Data shall pay Infrastructure one hundred percent (100%) of all Entergy Charges attributable to periods on or after the Changeover Date, on the same pass-through, net-cost basis. Infrastructure shall deliver to Data a copy of each Entergy invoice within five (5) business days of receipt, together with a corresponding invoice to Data. Data shall pay each such invoice in immediately available funds not later than three (3) business days prior to the payment due date shown on the corresponding Entergy invoice. Infrastructure shall not apply any markup, surcharge, or administrative fee to such Entergy Charges; all amounts shall be passed through at net cost only.

5.4 Holdover Period. During any Holdover Period under Section 11.3, Data shall pay Infrastructure one hundred percent (100%) of all Entergy Charges on the same pass-through basis and subject to the same payment due date as set forth in Section 5.3, and shall additionally indemnify Infrastructure as set forth in Section 11.3(b).

5.5 Late Payment. Amounts not paid when due under this Article 5 shall accrue interest from the applicable due date at the lesser of 1.0% per month or the maximum rate permitted by applicable law.

5.6 Step-In Right. Where Infrastructure is the rate-payer of record and fails to pay any Entergy Charges within five (5) business days of their due date, or fails to perform any other material obligation under the AES within any applicable cure period (or, if no cure period is specified in the AES, within ten (10) business days after Data’s written notice of such failure), Data, after three (3) business days’ advance written notice to Infrastructure, may pay such Entergy Charges directly to Entergy on Infrastructure’s behalf. Any amounts paid or costs incurred by Data pursuant to this Section 5.6 shall be offset against amounts owed by Data to Infrastructure under this Agreement, and Infrastructure shall reimburse Data for any excess within fifteen (15) business days of Data’s written demand. This Section 5.6 is subject to Section 5.8.

5.7 Proration. For any billing period in which the Changeover Date or the Assignment Date falls mid-cycle, Entergy Charges shall be prorated based on the number of days attributable to each Party’s relevant period, using metered data or Entergy’s records.

5.8 Data Payment Default; Infrastructure Protection. If Data fails to pay any amount when due under Section 5.3 or Section 5.4, Infrastructure may (but shall not be obligated to) pay the corresponding Entergy Charges directly to Entergy, and Data shall reimburse Infrastructure on demand for all amounts so paid, together with interest at the rate set forth in Section 5.5. No failure by Infrastructure to pay any Entergy Charges when due that results, in whole or in part, from Data’s failure to pay when due under Section 5.3 or Section 5.4 shall (a) constitute an Event of Default under Section 9.1, (b) give rise to a step-in right under Section 5.6, or (c) constitute a breach of Section 3.2(b) or Section 7.

6. Term

6.1 Term. This Agreement commences on the Effective Date and continues through the later of: (a) the Changeover Date; or (b) the date all payment and indemnification obligations under this Agreement have been fulfilled; or (c) the Assignment Date, if the Assignment is completed prior to the Changeover Date, at which point only Sections 10, 11.2(b), 11.2(d), 11.2(e), and 12 shall survive; provided, however, that notwithstanding clause (c), where the Assignment is completed prior to the Changeover Date, this Agreement shall continue in full force and effect in accordance with Section 11.2(e) through the Changeover Date, and clause (c) shall be of no effect. The Agreement shall not automatically renew beyond the Current Term Expiration unless the Parties are in a Holdover Period pursuant to Section 11.3, in which case it continues solely for the purposes described in that Section.

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6.2 No Renewal Without Consent. Infrastructure shall not renew or extend the AES beyond the Current Term without Data’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. It shall be deemed unreasonable for Data to withhold consent to a renewal solely to the extent that renewal is required to maintain service for the Permitted Use (as defined in the Lease) for a renewal period that does not exceed one year, and not for any renewal beyond that date. This Section 6.2 does not apply to any renewal or extension required to maintain continuity of service during a Holdover Period under Section 11.3.

7. Infrastructure Covenants

Infrastructure covenants that it shall:

(a) maintain the AES in good standing and timely pay all Entergy Charges during the Mining Period;

(b) not assign, transfer, or encumber the AES or any rights thereunder without Data’s prior written consent, except pursuant to Section 11;

(c) not modify or amend any material term of the AES in a manner adverse to Data’s interests without Data’s prior written consent;

(d) promptly provide Data with copies of all material correspondence with Entergy relating to the AES, the Capacity, or the Premises; and

(e) execute such additional documents and take such further actions as may be reasonably required to give effect to this Agreement and Data’s rights hereunder.

8. Representations and Warranties

8.1 Mutual. Each Party represents and warrants that: (a) it is duly organized and validly existing under the laws of the State of Florida; (b) it has full authority to execute and perform this Agreement; and (c) this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms.

8.2 Infrastructure. Infrastructure further represents and warrants that: (a) the AES is in full force and effect and Infrastructure is not in default thereunder; (b) the deposit or bond of $688,593. required under the AES has been or will be timely paid; and (c) Infrastructure has not granted any other party any rights to the Capacity; (d) Infrastructure has the authority to enter into this Agreement and to grant the rights set forth herein without the consent of any third party (other than Entergy as expressly provided in Section 11); and (e) to Infrastructure’s knowledge, there is no pending or threatened action by Entergy to terminate, modify, or refuse to renew the AES.

9. Default and Remedies

9.1 Events of Default. An “Event of Default” shall occur if: (a) Infrastructure permits the AES to lapse or terminate without Data’s written consent outside of the process in Section 11, and fails to cure such lapse or termination within fifteen (15) days after written notice thereof from Data; (b) Infrastructure assigns or encumbers the AES without Data’s consent, except pursuant to Section 11, and fails to cure within fifteen (15) days after written notice thereof from Data; (c) Infrastructure fails to perform its shutdown obligations under Section 4 within the required timeframes, and fails to cure within fifteen (15) days after written notice thereof from Data; or (d) either Party materially breaches any other provision of this Agreement and fails to cure such breach within fifteen (15) days of written notice; or (e) either Party fails to pay amounts owed under Article 5 within thirty (30) days of written notice of non-payment. With respect to clauses (a) through (d), if the breach or failure cannot reasonably be cured within the applicable fifteen (15)-day period, no Event of Default shall occur so long as the breaching Party commences the cure within such period and thereafter diligently prosecutes it to completion. This Section 9.1 is subject to Sections 4.6 and 5.8.

9.2 Remedies. Upon an Event of Default, the non-defaulting Party shall be entitled to all remedies available at law or in equity, including specific performance. The Parties acknowledge that Data’s Power Access Rights are unique and that monetary damages alone may be an inadequate remedy for Infrastructure’s breach. The Parties likewise acknowledge that monetary damages alone may be an inadequate remedy for Data’s breach of its obligations under Section 4.6, Section 4.7, Article 5, Article 10, Section 11.3(b), and Section 11.5.

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10. Indemnification

10.1 By Data (Post-Changeover). From and after the Changeover Date, Data shall indemnify, defend, and hold harmless Infrastructure from and against any claims, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) Data’s use of the Capacity; (b) Data’s operation of the Data Center; or (c) any breach by Data of this Agreement.

10.2 By Infrastructure (Mining Period). During the Mining Period, Infrastructure shall indemnify, defend, and hold harmless Data from and against any claims, losses, liabilities, costs, and expenses arising out of or relating to Infrastructure’s operation of the mining facility or Infrastructure’s breach of this Agreement.

11. AES Assignment; Infrastructure Exit at Current Term Expiration

11.1 Best Efforts to Assign. The Parties shall use commercially reasonable best efforts to obtain Entergy’s written consent to a formal assignment of the AES from Infrastructure to Data prior to the Current Term Expiration. Each Party shall cooperate fully in preparing and submitting any required applications, notices, or documentation to Entergy. Infrastructure shall respond within ten (10) business days after receipt to any request from Data or Entergy relating to the Assignment, provided that such request is delivered in accordance with Section 12.3 and is addressed to the individual designated to receive notices on behalf of Infrastructure thereunder. Any material failure by Infrastructure to cooperate with the Assignment process as required by this Section 11.1 shall constitute an Event of Default under Section 9.1 only if such failure remains uncured ten (10) business days after Data’s written notice of such failure delivered in accordance with Section 12.3. Infrastructure’s cooperation obligation shall be at no out-of-pocket cost or incremental liability to Infrastructure beyond the administrative act of executing and delivering required documents. Data shall bear all out-of-pocket costs and expenses reasonably incurred in connection with the Assignment process, including any transfer fees, application fees, or new deposit, bond, letter of credit, or other credit support requirements charged or required by Entergy in connection with the Assignment.

11.2 Successful Assignment Prior to Changeover Date. If Entergy consents to the Assignment and the Assignment is completed prior to the Changeover Date:

(a) Assignment Mechanics. Infrastructure and Data shall promptly execute all documents required to complete the Assignment. From and after the Assignment Date, Data shall be the account holder of record with Entergy and shall be solely responsible for all obligations under the AES arising after the Assignment Date.

(b) Interim Mining Period — Presumed Consent. From the Assignment Date until the Changeover Date, Infrastructure is hereby presumed to have Data’s consent to continue operating its bitcoin mining facility at the Premises and utilizing the Capacity. No further written consent from Data is required for Infrastructure to continue mining operations during the Interim Mining Period. Data may revoke this presumed consent only by delivering written notice to Infrastructure, which notice shall be treated as a Changeover Notice and shall trigger the 60-day shutdown process under Section 4.

(c) Billing During Interim Mining Period. During the Interim Mining Period, billing shall be governed by Section 5.2: Infrastructure pays Data, and Data pays Entergy directly as account holder.

(d) Infrastructure Release. Upon the Assignment Date, Infrastructure shall be fully released from all obligations under the AES arising after the Assignment Date, including during the Interim Mining Period. Infrastructure’s only remaining financial obligation to Data during the Interim Mining Period is payment of Entergy Charges per Section 5.2.

(e) Agreement Continues. This Agreement shall continue in effect through the Changeover Date to govern the Interim Mining Period, the Changeover Notice process, Infrastructure’s shutdown obligations, and all related matters. Upon the Changeover Date, this Agreement shall terminate except for provisions that expressly survive.

11.3 Entergy Refusal — Holdover and Indemnification. If Entergy does not consent to the Assignment prior to the Current Term Expiration (“Entergy Refusal”), the following shall apply:

(a) Holdover Period. Infrastructure shall continue to hold the AES beyond the Current Term Expiration (the “Holdover Period”) solely in its capacity as the administrative holder of record for Data’s benefit, while the Parties continue in good faith to pursue the Assignment or an alternative arrangement acceptable to both Parties. Infrastructure shall not unilaterally terminate the AES during the Holdover Period. Infrastructure’s continued holding of the AES during the Holdover Period shall not create any ownership interest, lien, or encumbrance in favor of Infrastructure over the Capacity or the Data Center.

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(b) Data’s Full Indemnification. During the Holdover Period, Data shall fully indemnify, defend, and hold harmless Infrastructure from and against any and all claims, costs, liabilities, expenses, damages, and obligations (including reasonable attorneys’ fees and all Entergy Charges) arising out of or related to Infrastructure’s continued holding of the AES. Notwithstanding the foregoing, Data’s indemnification obligations under this Section 11.3(b) shall not apply to the extent arising out of or resulting from (i) Infrastructure’s negligence, willful misconduct, or material breach of this Agreement or the AES, or (ii) Infrastructure’s failure to comply with Section 11.1 or Section 11.3(c). Infrastructure’s role during the Holdover Period is purely administrative; all economic risk and operational responsibility rests with Data.

(c) Continued Best Efforts and Mutual Cooperation. During the Holdover Period, the Parties shall continue to use commercially reasonable best efforts and work cooperatively and in good faith to obtain Entergy’s consent to the Assignment or to assist Data in obtaining a new, independent service agreement with Entergy directly. Neither Party shall take any unilateral action that would frustrate or prejudice the other Party’s ability to achieve this outcome.

(d) No Unilateral Termination. Infrastructure shall not unilaterally terminate the AES during the Holdover Period. Any termination of the AES during the Holdover Period shall require the mutual written agreement of both Parties, and shall be timed and structured to minimize any disruption to Data’s operations or Data’s ability to obtain replacement service from Entergy.

(e) Data’s Obligation to Pursue Independent Service. During the Holdover Period, Data shall diligently pursue its own service agreement with Entergy and shall keep Infrastructure reasonably informed of the status of such efforts on a monthly basis.

(f) Holdover Termination Right. If the Assignment has not been completed within nine (9) months following the Current Term Expiration, either Party may terminate this Agreement upon ninety (90) days’ prior written notice to the other Party; provided, however, that Infrastructure may not exercise this termination right unless Data has failed to diligently pursue its own service agreement with Entergy or an alternative power supply arrangement during the Holdover Period. During any such notice period: (i) Data shall continue to diligently pursue replacement service; and (ii) Infrastructure shall not terminate, cancel, or fail to renew the AES until the earlier of (A) the date Data has secured replacement electric service at the Premises or (B) the expiration of the ninety (90)-day notice period. Upon termination under this Section 11.3(f), Infrastructure shall cooperate with a seamless transition and shall not take any action to disrupt Data’s power access.

11.4 No Obligation to Renew Beyond Current Term (Absent Holdover). Except as required during a Holdover Period under Section 11.3, Infrastructure shall have no obligation to renew, extend, or maintain the AES beyond the Current Term Expiration.

11.5 Infrastructure Deposit or Bond.

(a) Infrastructure has posted, or will post, with Entergy a deposit or bond in the amount of $688,593 in connection with the AES (the “Infrastructure Deposit”).

(b) On or before the Assignment Date, Data shall cause Entergy to release the Infrastructure Deposit to Infrastructure in full. To the extent Entergy retains, transfers, applies, or otherwise fails to release any portion of the Infrastructure Deposit, Data shall reimburse Infrastructure for such portion, dollar for dollar, within ten (10) business days after the Assignment Date, without setoff, deduction, or counterclaim. Any reimbursement under this Section 11.5 shall be paid concurrently with the Assignment Date.

(c) No portion of the Infrastructure Deposit may be applied against any Entergy Charges attributable to any period on or after the Changeover Date. If any portion is so applied, Data shall restore such portion to Infrastructure within ten (10) business days after such application.

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(d) It shall be a condition to the completion of the Assignment that either (i) Entergy release the Infrastructure Deposit to Infrastructure, or (ii) Data fund the reimbursement described in subsection (b) concurrently with the Assignment Date. Data represents and covenants that it shall satisfy Entergy’s credit, deposit, bond, letter of credit, and other security requirements in its own name in connection with the Assignment.

(e) Infrastructure makes no representation or warranty as to the amount, form, duration, or terms of any deposit, bond, letter of credit, or other credit support that Entergy may require of Data or of Z Squared Inc., whether in connection with the Assignment or otherwise. The amount of the Infrastructure Deposit shall not be evidence of, or any limitation upon, the amount or form of credit support Entergy may require, and any such requirement shall be borne solely by Data pursuant to Section 11.1.

12. General Provisions

12.1 Governing Law. This Agreement shall be governed by the laws of the State of Arkansas, without regard to conflict of law principles, given that the Premises and the AES are located in and subject to Arkansas regulatory jurisdiction. The Parties acknowledge that this Agreement does not confer upon either Party any rights or obligations under the jurisdiction of the Arkansas Public Service Commission, and nothing herein shall be construed to subject either Party to regulation as a public utility under Ark. Code Ann. § 23-1-101 et seq.

12.2 Dispute Resolution. Disputes shall first be submitted to good-faith negotiation between senior representatives for thirty (30) days. If unresolved, disputes shall be submitted to binding arbitration in Little Rock, Arkansas under the Commercial Arbitration Rules of the American Arbitration Association. Notwithstanding the foregoing, either Party may seek temporary or preliminary injunctive or other interim relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm pending arbitration, without first completing the negotiation period described above. Any dispute arising under or relating to this Agreement, the Lease, or both shall be consolidated into a single arbitration proceeding before a single arbitral tribunal, and the first-filed proceeding shall govern; each Party consents to such consolidation and to the joinder of Z Squared Inc. in any such consolidated proceeding. The prevailing party in any arbitration or court proceeding to enforce rights under this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

12.3 Notices. All notices shall be in writing and delivered by hand, overnight courier, or certified mail, return receipt requested, to the addresses set forth below, or to such other address as a Party may designate by notice given in accordance with this Section 12.3. Each notice shall be accompanied by a courtesy copy delivered by email to the email address designated below for the receiving Party. Email shall not constitute delivery for purposes of this Section 12.3; provided, however, that if a notice is delivered without the accompanying email courtesy copy, any response period, cure period, or other period that such notice would otherwise commence shall be tolled until such courtesy copy has been delivered.

If to Infrastructure:

Paradox Infrastructure LLC

Attn: Jeffery Harris / Armand Nannicola

713 Industrial Road, El Dorado, AR 71730

Email: [______________]

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with a copy to: 4113 Warren Sharon Rd., Vienna, OH 44473

and with a copy to:

Tucker Ellis LLP

Attn: Robert M. Loesch

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

Email: Robert.loesch@tuckerellis.com

If to Data:

Paradox Data LLC

Attn: [______________]

[Address]

Email: [______________]

with a copy to: Z Squared Inc., Attn: [______________]

[Address] Email: [______________]

and with a copy to counsel for Z Squared Inc.: [______________]

12.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior understandings, whether written or oral. It may be amended only by a written instrument signed by both Parties.

12.5 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts. Electronic signatures shall be deemed valid and binding.

12.6 Severability. If any provision is found invalid or unenforceable, the remaining provisions continue in full force and effect.

12.7 No Waiver. Failure to enforce any provision shall not constitute a waiver of the right to enforce it thereafter.

12.8 Survival. Sections 4.6, 4.7(c), 10 (Indemnification), 11.3(b) (Holdover indemnification), 11.5 (Infrastructure Deposit), and 12 (General Provisions) shall survive the termination or expiration of this Agreement. The representations and warranties in Section 8.2 shall survive the Assignment Date and the Changeover Date for a period of twelve (12) months.

12.9 Disclosure. The Parties acknowledge that Data is currently engaged in discussions regarding a potential transaction involving a change in the ownership or control of Data. This Agreement and its terms may be disclosed to potential investors, acquirors, or their representatives in connection with such transaction, subject to customary confidentiality obligations.

12.10 Entergy Consent Not Required for This Agreement. The Parties acknowledge and agree that this Agreement does not constitute an assignment of the AES within the meaning of Section 9 thereof, and that no consent of Entergy is required for the execution, delivery, or performance of this Agreement. Nothing in this Agreement shall be deemed to waive, modify, or supersede any provision of the AES, and in the event of any conflict between this Agreement and the AES, the AES shall control as between Infrastructure and Entergy.

12.11. Z Squared. Pursuant to the Membership Interest Purchase Agreement, dated as of July 31, 2026, by and among (i) Z Squared, Inc., a Delaware corporation (ii) Infrastructure, (iii) Data, and (iv) the identified owner parties, at closing, Data will become a wholly owned subsidiary of Z Squared, Inc.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PARADOX INFRASTRUCTURE LLC

By:	/s/ Armand Nannicola Sr
Name:	Armand Nannicola Sr
Title:	Managing Member

PARADOX DATA LLC

By:	/s/ Armand Nannicola Sr
Name:	Armand Nannicola Sr.
Title:	Managing Member

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